UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

July 7, 2011

GLEACHER & COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-14140

(Commission File Number)

22-2655804

(IRS Employer Identification No.)

1290 Avenue of the Americas

New York, New York

(Address of Principal Executive Offices)

10104

(Zip Code)

(212) 273-7100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Definitive Material Agreement.

The information presented under Item 5.02 below is incorporated by reference into this Item 1.01.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Griff

On July 7, 2011, the Board of Directors of Gleacher & Company, Inc. (the “Company”) appointed Mr. John Griff, age 55, Chief Operating Officer (“COO”) of the Company, such appointment to be effective as of July 18, 2011.  Mr. Griff most recently served, from 2008 to 2010, as Strategic Advisor to the Chief Executive Officer of LNR Property Corporation, a diversified commercial real estate finance company, where he advised the Chief Executive Officer and management team on asset management strategy and acquisition opportunities.  He also sub-advised the LNR European commercial real estate fund.  Prior to his role with LNR Property Corporation, Mr. Griff served as President of Putnam Lovell NBF, a boutique investment bank focused on the financial services sector, where he was the head of the National Bank of Canada’s (NBF) U.S. operations from 2003 until 2007.  In this role, Mr. Griff was responsible for all business divisions, including Investment Banking, Equities, Equity Derivatives, Fixed Income, Merchant Banking and Treasury, and Mr. Griff also served on the NBF Executive Committee.  From 1997 to 2002, Mr. Griff was with HSBC Securities (USA) Inc., the U.S. based investment banking subsidiary of HSBC, where he ultimately served as Chief Executive Officer and had the responsibility for overseeing U.S. based operations, including Equities, Fixed Income, Investment Banking and Support Divisions.  Mr. Griff also served as co-head of HSBC’s Global Fixed Income group.  During his tenure as Chief Executive Officer and co-head of the Global Fixed Income group, Mr. Griff also served as a member of the Executive Committee.  Before joining HSBC Securities (USA), from 1993 to 1997, Mr. Griff was a senior executive at NationsBanc Capital Markets, Inc. where he ultimately served as Vice Chairman, and, from 1986 to 1993, he served as a Managing Director at Lehman Brothers and at Merrill Lynch.  Mr. Griff graduated from Fordham University, earning a Bachelor of Science degree in finance and marketing.  He has previously served as the President of the Investment Association of New York.

Concurrently with his appointment as COO, the Company entered into an employment letter (the “Letter Agreement”) with Mr. Griff.  The Letter Agreement is effective on July 18, 2011.  Pursuant to the Letter Agreement, the Company will pay Mr. Griff an annual base salary of $350,000 and he will be eligible for an annual incentive bonus to be determined by the Executive Compensation Committee, not to be less than $350,000 with respect to the 2011 fiscal year, subject to the achievement of applicable performance goals and certain other requirements set forth in the Letter Agreement.

As an inducement to commence employment with the Company, the Company also agreed to award Mr. Griff stock options to purchase up to 1,000,000 shares of Company common stock with a six-year term and a per share exercise price equal to the closing price of the Company’s common stock on the date of grant.  The grant date of the awards will be the first business day after the day on which the 24-hour period immediately following the Company’s public release of earnings in respect of the prior completed fiscal quarter expires. The awards will vest in three equal installments on each of the first three anniversaries of the grant date, subject to Mr. Griff’s continued employment with the Company (except as otherwise provided in the award agreement in connection with certain terminations of employment).  The stock options in respect of 1,000,000 shares of the Company’s common stock will be granted under the Company’s 2007 Incentive Compensation Plan.

The foregoing description of Mr. Griff’s compensation arrangements is qualified in its entirety by reference to the Letter Agreement and the form of 2007 Incentive Compensation Plan Stock Option Agreement, each of which is filed herewith as Exhibit 10.1 and 10.2, respectively, and incorporated herein by reference.

Mr. Kugler

Our current Chief Financial Officer (“CFO”), Jeffrey Kugler, has tendered his resignation, and our Board of Directors has accepted such resignation, effective August 15, 2011. Mr. Kugler is resigning to pursue other interests.

Item 7.01.  Regulation FD Disclosure.

The Company announced the appointment of Mr. Griff and the upcoming departure of Mr. Kugler as described in Item 5.02 in a press release issued on July 7, 2011. That press release is filed herewith as Exhibit 99.1.

The information in Item 7.01 of this Form 8-K and the Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

	10.1 —	Letter Agreement, dated July 7, 2011, by and between Gleacher & Company, Inc. and John Griff.
	10.2 —	Form of 2007 Incentive Compensation Plan Stock Option Agreement, by and between Gleacher & Company, Inc. and John Griff (Exhibit A to the Letter Agreement referenced above).
	99.1 —	Press Release of Gleacher & Company, Inc. dated July 7, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLEACHER & COMPANY, INC.

	By:	/s/ Thomas J. Hughes
	Name:	Thomas J. Hughes
	Title:	Chief Executive Officer

Dated: July 13, 2011